EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Bryna Butler, Corporate Communications, 740-578-3400, bsbutler@ovbc.com

OHIO VALLEY BANC CORP. COMPLETES ACQUISITION
OF MILTON BANCORP, INC.

Gallipolis, OHIO–On August 5, 2016, Ohio Valley Banc Corp. (OVBC) [NASDAQ: OVBC] announced the completion of the merger of Milton Bancorp, Inc., into OVBC. Immediately following the closing of the merger, Milton Bancorp, Inc's subsidiary bank, The Milton Banking Company, was merged into OVBC's subsidiary bank, The Ohio Valley Bank Company.
OVBC and Ohio Valley Bank President and CEO Tom Wiseman commented, "Today we mark in history the coming together of two pillars of our communities. We have great respect for The Milton Banking Company, the work they do and a legacy that embodies our Community First mission. It is because of this that come Monday, customers will be greeted by the same faces and places they have grown to trust. Our banks have worked hard to ensure there would be no layoffs or office closures due to the merger."
Ohio Valley Banc Corp., headquartered in Gallipolis, Ohio, now has approximately $965 million in assets, including approximately $717 million in loans. Ohio Valley Bank's deposits have increased to approximately $810 million. Due to the merger, Ohio Valley Bank now operates 19 branches and loan production offices in southern Ohio and western West Virginia. All Ohio Valley Bank branches are closed for the weekend and will re-open Monday, August 8. The Milton Banking Company branches will reopen as the new Milton Banking Company Division of Ohio Valley Bank.
John Jones, president of Milton Bancorp, Inc. and The Milton Banking Company, was named a director of OVBC and Ohio Valley Bank. He will lead the new Milton Banking Company Division of Ohio Valley Bank as its president.
Jones added, "We are extremely pleased that we have found a partner who recognizes and shares our passion for community and quality service. This partnership brings a broad range of additional products and services to our customers, such as checking accounts with cash back rewards, more locations, and advanced internet and mobile banking services. It also means additional benefits and opportunities for our employees."
Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. In addition to Ohio Valley Bank, OVBC also owns Loan Central, a consumer finance company specializing in tax preparation and loans, which operates seven offices in Ohio. Learn more about OVBC at www.ovbc.com. Information for banking customers regarding the merger can be found at www.ovbc.com/mbc.